Tecogen Reports
First Quarter 2025 Financial Results

NORTH BILLERICA, Mass., May 12, 2025 - Tecogen Inc. (NYSE American:TGEN), a leading manufacturer of clean energy products, reported revenues of $7.28 million and net loss of $0.66 million for the quarter ended March 31, 2025 compared to revenues of $6.19 million, and a net loss of $1.10 million in 2024. Our cash and cash equivalents balance was $4.07 million at March 31, 2025.
Abinand Rangesh, CEO of Tecogen, reported that "there have been multiple exciting developments at Tecogen. We recently listed on the NYSE American stock exchange to increase liquidity and visibility of our stock. Across the board, our financial numbers also improved substantially. Our revenue for the quarter increased 17.6% and our adjusted EBITDA loss narrowed from $900k to $381k. Our gross profit margin also increased from 41.6% to 44.3%. Operating expenses were higher during the quarter due to increased R&D expenses, recruiter fees for strategic hires, and professional fees for the uplist. In addition to improving financials, we continue to make inroads on our data center strategy. During the conference call, I will update shareholders on interest from larger scale data center projects and the Vertiv partnership."
Key Takeaways
Net Loss and Earnings Per Share
•Net loss for the quarter ended March 31, 2025 was $0.66 million compared to a net loss of $1.10 million for the same period of 2024, a decrease of $0.45 million, due to increased gross profit from our Products and Services segments. EPS for the quarter ended March 31, 2025 and 2024 was a loss of $0.03/share and $0.04/share, respectively.
Loss from Operations
•Loss from operations for the quarter ended March 31, 2025 was $0.59 million compared to a loss from operations of $1.05 million for the same period in 2024, a decrease of $0.46 million, due to increased gross profit from our Products and Services segments.
Revenues
•Revenues for the quarter ended March 31, 2025 were $7.28 million compared to $6.19 million for the same period in 2024, a 17.6% increase.
◦Products revenues in the quarter ended March 31, 2025 were $2.53 million compared to $1.49 million for the same period in 2024, an increase of 69.9%. The increase in revenue during the quarter ended March 31, 2025 is due to increased chiller and cogeneration revenue.

◦Services revenues in the quarter ended March 31, 2025 were $4.25 million, compared to $4.01 million for the same period in 2024, an increase of 5.7% due to increased revenues from existing contracts.
◦Energy Production revenues in the quarter ended March 31, 2025 were $0.50 million compared to $0.68 million for the same period in 2024, a decrease of 26.7%. The decrease in Energy Production revenue is due to contract expirations at certain energy production sites.

Gross Profit
•Gross profit for the quarter ended March 31, 2025 was $3.22 million compared to $2.58 million in the same period in 2024. Gross margin increased to 44.3% in the quarter ended March 31, 2025 compared to 41.6% for the same period in 2024. The increase in gross margin was driven by improved Products and Energy Production margins in the quarter ended March 31, 2025.

Operating Expenses

•Operating expenses increased $0.19 million, or 5.2%, to $3.82 million in the quarter ended March 31, 2025 compared to $3.63 million in the same period in 2024, due to increased payroll, benefits and recruitment costs.

Adjusted EBITDA
Adjusted EBITDA was negative $0.38 million for the quarter ended March 31, 2025 compared to negative $0.90 million for the quarter ended March 31, 2024. (Adjusted EBITDA is defined as net income or loss attributable to Tecogen, adjusted for interest, income taxes, depreciation and amortization, stock-based compensation expense, unrealized gain or loss on investment securities, goodwill impairment charges and other non-cash non-recurring charges or gains including abandonment of intangible assets and asset impairment. See the table following the Condensed Consolidated Statements of Operations for a reconciliation from net income (loss) to Adjusted EBITDA, as well as important disclosures about the Company's use of Adjusted EBITDA).
Conference Call Scheduled for May 13, 2025, at 9:30 am ET
Tecogen will host a conference call on May 13, 2025 to discuss the first quarter results beginning at 9:30 am eastern time. To listen to the call please dial (877) 407-7186 within the U.S. and Canada, or +1 (201) 689-8052 from other international locations. Participants should ask to be joined to the Tecogen First Quarter conference call. Please begin dialing 10 minutes before the scheduled starting time. The earnings press release will be available on the Company website at www.Tecogen.com in the "News and Events" section under "About Us." The earnings conference call will be webcast live. To view the associated slides, register for and listen to the webcast, go to https://ir.tecogen.com/ir-calendar. Following the call, the recording will be archived for 14 days.
The earnings conference call will be recorded and available for playback one hour after the end of the call. To listen to the playback, dial (877) 660-6853 within the U.S. and Canada, or (201) 612-7415 from other international locations and use Conference Call ID#: 13752231.

About Tecogen
Tecogen Inc. designs, manufactures, sells, installs, and maintains high efficiency, ultra-clean, cogeneration products including engine-driven combined heat and power, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company provides cost effective, environmentally friendly and reliable products for energy production that nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint. In business for over 35 years, Tecogen has shipped more than 3,200 units, supported by an established network of engineering, sales, and service personnel in key markets in North America. For more information, please visit www.tecogen.com or contact us for a free Site Assessment.
Forward Looking Statements
This press release contains “forward-looking statements” which may describe strategies, goals, outlooks or other non-historical matters, or projected revenues, income, returns or other financial measures, that may include words such as "believe," "expect," "anticipate," "intend," "plan,"  "estimate," "project," "target," "potential," "will," "should," "could," "likely," or "may" and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements except as required under the securities laws.
In addition to those factors described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and in our Current reports on Form 8-K, under “Risk Factors,” and elsewhere therein, among the factors that could cause actual results to differ materially from past and projected future results are the following: fluctuations in demand for our products and services, competing technological developments, issues relating to research and development, the availability of incentives, rebates, and tax benefits relating to our products and services, changes in the regulatory environment relating to our products and services, integration of acquired business operations, the impact of tariffs, and the ability to obtain financing on favorable terms to fund existing operations and anticipated growth.
In addition to GAAP financial measures, this press release includes certain non-GAAP financial measures, including adjusted EBITDA which excludes certain expenses as described in the presentation. We use Adjusted EBITDA as an internal measure of business operating performance and believe that the presentation of non-GAAP financial measures provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance by eliminating items that vary from period to period without correlation to our core operating performance and highlights trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures.
Tecogen Media & Investor Relations Contact Information:
Abinand Rangesh
P: 781-466-6487
E: Abinand.Rangesh@tecogen.com

TECOGEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$4,066,793	$5,405,233
Accounts receivable, net	5,849,511	6,026,545
Inventories, net	9,886,750	9,634,005
Unbilled revenue	126,738	398,898
Prepaid and other current assets	684,548	680,565
Total current assets	20,614,340	22,145,246
Long-term assets:
Property, plant and equipment, net	1,774,288	1,738,036
Right-of-use assets - operating leases	1,768,309	1,730,358
Right-of-use assets - finance leases	646,874	452,390
Intangible assets, net	2,421,355	2,513,189
Goodwill	2,346,566	2,346,566
Other assets	154,096	166,474
TOTAL ASSETS	$29,725,828	$31,092,259

Related party notes, current portion	$512,187	$1,548,872
Accounts payable	4,346,918	4,142,678
Accrued expenses	2,827,144	2,890,886
Deferred revenue, current portion	5,656,983	6,701,131
Operating lease obligations, current portion	456,370	430,382
Finance lease obligations, current portion	113,249	85,646
Acquisition liabilities, current portion	936,564	902,552
Unfavorable contract liability, current portion	97,376	113,449
Total current liabilities	14,946,791	16,815,596

Long-term liabilities:
Related party notes, net of current portion	1,055,122	—
Deferred revenue, net of current portion	1,169,075	1,165,951
Operating lease obligations, net of current portion	1,355,685	1,341,789
Finance lease obligations, net of current portion	457,865	325,235
Acquisition liabilities, net of current portion	938,407	1,008,760
Unfavorable contract liability, net of current portion	291,390	309,390
Total liabilities	20,214,335	20,966,721
Commitments and contingencies
Stockholders’ equity:
Tecogen Inc. shareholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 24,985,261 issued and outstanding at March 31, 2025 and 24,950,261 shares issued and outstanding at December 31, 2024	24,985	24,950
Additional paid-in capital	57,924,587	57,845,289
Accumulated deficit	(48,299,816)	(47,639,894)
Total Tecogen Inc. stockholders’ equity	9,649,756	10,230,345
Non-controlling interest	(138,263)	(104,807)
Total stockholders’ equity	9,511,493	10,125,538
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,725,828	$31,092,259

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31, 2025	March 31, 2024
Revenues
Products	$2,533,809	$1,491,398
Services	4,245,022	4,014,310
Energy production	498,939	680,389
Total revenues	7,277,770	6,186,097
Cost of sales
Products	1,487,750	1,049,543
Services	2,258,898	2,092,257
Energy production	310,082	468,640
Total cost of sales	4,056,730	3,610,440
Gross profit	3,221,040	2,575,657
Operating expenses:
General and administrative	2,928,135	2,848,568
Selling	594,481	529,669
Research and development	292,668	254,696
Gain on disposition of assets	—	(7,391)
Total operating expenses	3,815,284	3,625,542
Loss from operations	(594,244)	(1,049,885)
Other income (expense)
Other income (expense), net	(14,245)	(15,747)
Interest expense	(32,326)	(18,670)
Unrealized gain (loss) on investment securities	(18,749)	18,749
Total other income (expense), net	(65,320)	(15,668)
Loss before provision for state income taxes	(659,564)	(1,065,553)
Provision for state income taxes	925	22,063
Consolidated net loss	(660,489)	(1,087,616)
(Income) loss attributable to the non-controlling interest	567	(17,351)
Loss attributable to Tecogen Inc.	$(659,922)	$(1,104,967)

Net loss per share - basic	$(0.03)	$(0.04)
Weighted average shares outstanding - basic	24,954,928	24,850,261
Net loss per share - diluted	$(0.03)	$(0.04)
Weighted average shares outstanding - diluted	24,954,928	24,850,261

	Three Months Ended
	March 31, 2025	March 31, 2024
Non-GAAP financial disclosure (1)
Net loss attributable to Tecogen Inc.	$(659,922)	$(1,104,967)
Interest expense, net	32,326	18,670
Income taxes	925	22,063
Depreciation & amortization, net	185,695	140,137
EBITDA	(440,976)	(924,097)
Stock-based compensation	40,833	44,535
Unrealized gain on investment securities	18,749	(18,749)
	$(381,394)	$(898,311)

(1) Non-GAAP Financial Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about Adjusted EBITDA (net income (loss) attributable to Tecogen Inc adjusted for interest, income taxes, depreciation and amortization, stock-based compensation expense, unrealized gain or loss on investment securities, goodwill impairment charges and other non-cash non-recurring charges including abandonment of certain intangible assets), which is a non-GAAP measure.  The Company believes Adjusted EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  Adjusted EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended
	March 31, 2025	March 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net loss	$(660,489)	(1,087,616)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	185,695	140,137
Provision for (recovery of) credit losses	(75,000)	14,258
Stock-based compensation	40,833	44,535
Unrealized (loss) gain on investment securities	18,749	(18,749)
Gain on disposition of assets	—	(7,391)
Non-cash interest expense	18,852	6,400
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	252,034	234,095
Inventory	(252,745)	532,418
Unbilled revenue	272,160	—
Prepaid assets and other current assets	(3,983)	(48,933)
Other assets	71,264	194,283
Increase (decrease) in:
Accounts payable	204,237	(500,516)
Accrued expenses and other current liabilities	(63,742)	167,789
Deferred revenue	(1,041,023)	791,181
Other liabilities	(140,245)	(213,675)
Net cash provided by (used in) operating activities	(1,173,403)	248,216
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(132,020)	(104,952)
Proceeds from disposition of assets	—	33,013
Distributions to non-controlling interest	(32,889)	—
Net cash used in investing activities	(164,909)	(71,939)
CASH FLOWS FROM FINANCING ACTIVITIES:
Finance lease principal payments	(38,628)	(17,112)
Proceeds from exercise of stock options	38,500	—
Net cash used in financing activities	(128)	(17,112)
Net increase (decrease) in cash and cash equivalents	(1,338,440)	159,165
Cash and cash equivalents, beginning of the period	5,405,233	1,351,270
Cash and cash equivalents, end of the period	$4,066,793	$1,510,435
Supplemental disclosure of cash flow information:
Supplemental disclosure of cash flow information:
Cash paid for interest	$13,474	$11,855
Cash paid for taxes	$925	$425

Non-cash investing activities
Right-of-use assets acquired under operating leases	$115,857	$1,429,977
Right-of-use assets acquired under finance leases	$226,794	$200,187
Aegis Contract and Related Asset Acquisition:
Contingent consideration	$—	$92,409